                                                     RULE 424(B)(5)
                                                     FILE NOS. 333-63888 and
                                                     33-50869



PROSPECTUS SUPPLEMENT
(To prospectus dated July 10, 2001)
                                 $1,000,000,000


                           Verizon Pennsylvania Inc.

                      5.65% Debentures, Series A, due 2011

                               ----------------

  We will pay interest on the Series A Debentures on May 15 and November 15 of each year. The Series A Debentures will mature on November 15, 2011. We will have the option to redeem all or a part of the Series A Debentures at any time at a redemption price to be determined using the procedure described in this prospectus supplement.

  The Series A Debentures will be unsecured obligations and rank equally with our unsecured senior indebtedness. The Series A Debentures will be issued in denominations of $1,000 and integral multiples thereof.

                               ----------------

                                                           Per
                                                        Series A
                                                        Debenture    Total
                                                        ---------    -----
   Public offering price (1)...........................  99.743%  $997,430,000
   Underwriting discount...............................     .45%    $4,500,000
   Proceeds, before expenses, to Verizon Pennsylvania
    Inc. ..............................................  99.293%  $992,930,000

  (1) Plus accrued interest from November 13, 2001, if settlement occurs after that date

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The Series A Debentures will be ready for delivery in book-entry form only on or about November 13, 2001.

                               ----------------

                               Joint Bookrunners

Credit Suisse First Boston                                   Merrill Lynch & Co.

ABN AMRO Incorporated

               BNP PARIBAS

                           Banc of America Securities LLC

                                     Banc One Capital Markets, Inc.

                                                                Guzman & Company
                               ----------------

          The date of this prospectus supplement is November 7, 2001.

TABLE OF CONTENTS

Prospectus Supplement

 About this Prospectus Supplement........................................... S-2
 Description of the Series A Debentures..................................... S-2
 Clearing and Settlement.................................................... S-3
 Ratio of Earnings to Fixed Charges......................................... S-5
 Underwriting............................................................... S-5

Prospectus

 About this Prospectus......................................................   2
 Where You Can Find More Information........................................   2
 The Company................................................................   2
 Use of Proceeds............................................................   3
 Ratios of Earnings to Fixed Charges........................................   3
 Description of the Debentures..............................................   3
 Experts....................................................................   6
 Certain Legal Matters......................................................   6
 Plan of Distribution.......................................................   6

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the Series A Debentures and the prospectus contains information about our Debentures generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of November 7, 2001. We have not authorized anyone else to provide you with different information.

DESCRIPTION OF THE SERIES A DEBENTURES

Principal Amount, Maturity and Interest

We are issuing $1,000,000,000 of Series A Debentures which will mature on November 15, 2011. We may create and issue additional debentures with the same terms as the Series A Debentures so that the additional debentures will form a single series with the Series A Debentures. We will pay interest on the Series A Debentures on May 15 to holders of record on the preceding May 1, and on November 15 to holders of record on the preceding November 1. If interest or principal is payable on a Saturday, Sunday or any other day when banks are not open for business in the City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date is May 15, 2002. Interest accrues from November 13, 2001, and will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

Form

The Series A Debentures will only be issued in book-entry form, which means that the Series A Debentures will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, commonly known as DTC, or its nominee. You may hold interests in the Series A Debentures directly through DTC, Clearstream Banking, societe anonyme, Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear, if you are a participant in any of these clearing systems, or indirectly though organizations which are participants in those systems. See "CLEARING AND SETTLEMENT".

Redemption

We have the option to redeem the Series A Debentures on not less than 30 nor more than 60 days' notice, in whole or from time to time in part, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Series A Debentures being redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series A Debentures discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

The "Treasury Rate" will be determined on the third business day preceding the redemption date and means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve System designated as "Statistical Release H.15(519)" or any successor publication which is published weekly by the Board of

Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month), or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term, referred to as the Remaining Life, of the Series A Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Series A Debentures.

"Independent Investment Banker" means an independent investment banking or commercial banking institution of national standing appointed by us.

"Comparable Treasury Price" means: (1) the average of three Reference Treasury Dealer Quotations for that redemption date, or (2) if the Independent Investment Banker is unable to obtain three Reference Treasury Dealer Quotations, the average of all quotations obtained.

"Reference Treasury Dealer" means: (1) any independent investment banking or commercial banking institution of national standing and their respective successors appointed by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York, referred to as a Primary Treasury Dealer, we shall substitute therefore another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker and approved in writing by us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

Additional Information

See "DESCRIPTION OF THE DEBENTURES" in the accompanying prospectus for additional important information about the Debentures. That information includes:

 .  additional information about the terms of the Debentures;

 .  general information about the indenture and the trustee;

 .  a description of certain restrictions; and

 .  a description of events of default under the indenture.

CLEARING AND SETTLEMENT

The Clearing Systems

Links have been established among DTC, Clearstream and Euroclear to facilitate the issuance of the Series A Debentures and cross-market transfers of the Series A Debentures associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries.

A description of DTC is provided in the accompanying prospectus. Clearstream and Euroclear have advised us as follows:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to Series A Debentures held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Series A Debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Debentures will be made in same-day funds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Series A Debentures in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of Series A Debentures received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Series A Debentures settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Series A Debentures by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow the foregoing procedures in order to facilitate transfers of Series A Debentures among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the nine months ended September 30, 2001 is 5.72.

UNDERWRITING

We intend to offer our Series A Debentures through the underwriters. Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in the purchase agreement between the underwriters and us, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the aggregate principal amount of the Series A Debentures listed opposite their names below:

                                                                    Principal
    Underwriter                                                       Amount
    -----------                                                     ---------
Credit Suisse First Boston Corporation..........................  $  375,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..............     375,000,000
ABN AMRO Incorporated...........................................      50,000,000
BNP Paribas Securities Corp.....................................      50,000,000
Banc of America Securities LLC..................................      50,000,000
Banc One Capital Markets, Inc...................................      50,000,000
Guzman & Company................................................      50,000,000
                                                                  --------------
    Total.......................................................  $1,000,000,000
                                                                  ==============

The underwriters have agreed to purchase all of the Series A Debentures sold pursuant to the terms and conditions of the purchase agreement if any of the Series A Debentures are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

The Series A Debentures are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Series A Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A Debentures.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Series A Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series A Debentures, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Series A Debentures to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .3% of the principal amount of the Series A Debentures. The underwriters may allow, and the dealers may reallow, a discount not in excess of .125% of the principal amount of the Series A Debentures to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

We will pay the expenses of the offering which are estimated to be $350,000, excluding the underwriting discount.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Series A Debentures. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Series A Debentures. If the underwriters create a short position in the Series A Debentures in connection with the offering, i.e., if they sell more Series A Debentures than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Series A Debentures in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

We have been advised by the underwriters that they make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Debentures. In addition, we have been advised by the underwriters that they make no representation that they will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

PROSPECTUS

                                 $1,175,000,000


                           Verizon Pennsylvania Inc.

                                   DEBENTURES

                               ----------------

   Verizon Pennsylvania Inc. intends to offer at one or more times Debentures with a total offering price not to exceed $1,175,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 July 10, 2001

TABLE OF CONTENTS

About This Prospectus.......................................................   2
Where You Can Find More Information.........................................   2
The Company.................................................................   2
Use Of Proceeds.............................................................   3
Ratios Of Earnings To Fixed Charges.........................................   3
Description Of The Debentures...............................................   3
Experts.....................................................................   6
Legal Matters...............................................................   6
Plan Of Distribution........................................................   6

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the Debentures described in this prospectus in one or more offerings with a total offering price not to exceed $1,175,000,000. This prospectus provides you with a general description of the Debentures. Each time we sell Debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the
Debentures:

 .  Annual Report on Form 10-K for the year ended December 31, 2000 and

 .  Quarterly Report on Form 10-Q for the period ended March 31, 2001.

You may request a copy of this filing at no cost, by writing or calling us at the following address:

  Director--Telecom Reporting and Consolidations
  Verizon Communications Inc.
  47th Floor
  1717 Arch Street
  Philadelphia, Pennsylvania 19103
  (215) 963-6360

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

THE COMPANY

We are a wholly-owned subsidiary of Verizon Communications Inc. We provide communications services in Pennsylvania.

Our principal line of business is providing communications services ranging from local telephone service for the home and office to highly complex voice and data services. We provide local telephone service within our franchise area and intraLATA (Local Access Transport Area) toll service between our facilities. We also provide intraLATA toll service between our facilities and the facilities of other telephone companies within our LATAs. We provide network facilities through which long distance companies offer InterLATA service to other points in and out of the states in which we operate. We charge these long distance companies access fees for using our network. Business and residential customers also pay us charges to connect to our local network and to obtain long distance service. We also earn revenue by providing billing, collection, operator and other services to long distance companies.

Our principal executive offices are located at 1717 Arch Street, 32nd Floor., Philadelphia, Pennsylvania 19103, telephone (215) 466-9900.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Debentures to repay or refinance existing indebtedness and for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated are as follows:

Three Months
   ended      Years ended December 31,
 March 31,    ------------------------
    2001      2000 1999 1998 1997 1996
------------  ---- ---- ---- ---- ----
    5.68      6.08 6.59 5.67 5.23 6.29

For these ratios "earnings" have been calculated by adding the equity in loss of affiliates, dividends received from equity affiliates, interest expense, the estimated interest portion of rentals and amortization of capitalized interest to income before provision for income taxes, extraordinary items and cumulative effect of change in accounting principle and by deducting therefrom the equity in income of affiliates, and "fixed charges" include interest expense, the estimated interest portion of rentals and capitalized interest.

DESCRIPTION OF THE DEBENTURES

General

We will issue the Debentures under an Indenture between us and the Trustee, The Chase Manhattan Bank, dated as of June 15, 2001. We have summarized material provisions of the Indenture below. This summary does not describe all of the exceptions and qualifications contained in the Indenture or the Debentures. In the summary below, we have included references to article and section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

The Debentures will be unsecured and will rank equally with all our senior unsecured debt. The Indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to its terms.

A supplement to the Indenture, Board Resolution or Officers' Certificate will designate the specific terms relating to any new series of Debentures. (ARTICLE
TWO) These terms will be described in a prospectus supplement and will include the following:

 .  title of the series;

 .  total principal amount of the series;

 .  maturity date or dates;

 .  interest rate and interest payment dates;

 .  any redemption dates, prices, obligations and restrictions; and

 .  any other terms of the series.

Form and Exchange

The Debentures will be denominated in U.S. dollars and we will pay principal, interest and any premium in U.S. dollars. We will normally issue the Debentures in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

Alternatively, we may issue the Debentures in certificated form registered in the name of the Debenture holder. Under these circumstances, holders may receive certificates representing the Debentures. Debentures in certificated form will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE TWO)

Book-Entry Only Procedures

The following discussion pertains to Debentures that are issued in book-entry only form.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we will not issue certificates to individual holders of the Debentures. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the Trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee, or us.

Debentures represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

 . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

 .  we instruct the Trustee that the global security is now exchangeable.

Redemption Provisions, Sinking Fund and Defeasance

We may redeem some or all of the Debentures at our option subject to the conditions stated in the prospectus supplement relating to that series of Debentures. (ARTICLE THREE) If a series of Debentures is subject to a sinking fund, the prospectus supplement will describe those terms.

The Indenture permits us to discharge or "defease" certain of our obligations on any series of Debentures at any time. We may defease by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of Debentures. (SECTION 11.02)

Restrictions

The Debentures will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property, the Indenture requires us to secure the Debentures equally with the other debt or obligations for as long as the other debt or obligations remain secured.

Exceptions to this requirement include the following:

 . purchase money mortgages, conditional sales agreements or pre-existing mortgages on property acquired after June 15, 2001;

 . certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

 .  mechanics' and similar liens created in the ordinary course of business;

 . first mortgage bonds which we may issue in connection with our consolidation or merger with or into our affiliates in exchange or substitution for the long-term senior debt of those affiliates; or

 . debt that we are required to assume in connection with the merger or consolidation with or into us of certain of our affiliates. (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the Indenture. As a result, the Indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the Debentures. (SECTION 2.01) However, the issuance of most of our debt securities, including the Debentures, does require state regulatory approval, which may or may not be granted. It is unlikely that we or our management would initiate or support a leveraged buyout, because all of our common stock is owned indirectly by Verizon Communications Inc., which has no current intention of selling its ownership in us.

Changes to the Indenture

The Indenture may be changed with the consent of holders owning more than 50% in principal amount of the outstanding Debentures of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the Indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of Debentures, without the consent of any holder of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

Consolidation, Merger or Sale

We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

 .  we are the continuing corporation; or

 .  the successor corporation expressly assumes:

  -- payment of principal, interest and any premium on the Debentures; and

  -- performance and observance of all covenants and conditions in the Indenture. (SECTIONS 10.01 and 10.02)

Events of Default

"Event of Default" means, with respect to any series of Debentures, any of the following:

 . failure to pay interest on that series of Debentures for 30 business days after payment is due;

 . failure to pay principal or any premium on that series of Debentures when due;

 . failure to perform any other covenant relating to that series of Debentures for 90 days after we are given written notice; or

 .  certain events in bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of Debentures does not necessarily impact any other series of Debentures issued under the Indenture. (SECTION 6.01)

If an Event of Default for any series of Debentures occurs and continues, the Trustee or the holders of at least 25% of the principal amount of the Debentures of the series may declare the entire principal of all the Debentures of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the Debentures of that series can rescind the declaration if we have deposited with the Trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

The holders of more than 50% of the principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of that series, control any proceedings resulting from an Event of Default or waive any past default except a default in the payment of principal, interest or any premium. SECTION 6.06) We are required to file an annual certificate with the Trustee stating whether we are in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

Concerning the Trustee

Within 90 days after a default occurs, the Trustee must notify the holders of the Debentures of the series of all defaults known to the Trustee if we have not remedied them (default is defined for this purpose to include the Events of Default specified above absent any grace periods or notice). The Trustee may withhold notice to the holders of such Debentures of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 6.07)

Prior to an Event of Default, the Trustee is required to perform only the specific duties stated in the Indenture and, after an Event of Default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01). The Trustee is not required to take any action permitted by the Indenture at the request of any holders of the Debentures, unless those holders protect the Trustee against costs, expenses and liabilities. (SECTION 7.02) The Trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01).

The Chase Manhattan Bank and its affiliates have commercial banking relationships with and serve as trustee under indentures relating to debt securities issued by Verizon Communications Inc., our parent, and some of its affiliates.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements and financial statement schedule, as of and for the year ended December 31, 2000, included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report. Our financial statements are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

The 1999 and 1998 financial statements incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

Our General Counsel is issuing an opinion about the validity of the Debentures for us. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents affiliates of Verizon Communications Inc. in connection with matters unrelated to the offering of the Debentures.

PLAN OF DISTRIBUTION

We may sell any series of Debentures:

 .  through underwriters or dealers;

 .  through agents; or

 .  directly to one or more purchasers.

The prospectus supplement will include:

 .  the initial public offering price;

 .  the names of any underwriters, dealers or agents;

 .  the purchase price of the Debentures;

 .  our proceeds from the sale of the Debentures;

 . any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

 .  any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the Debentures for their own account. The underwriters may then resell the Debentures in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the Debentures in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of Debentures offered, the non-defaulting underwriters must purchase the Debentures agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the Debentures, we may, at our option, sell less than all the Debentures offered.

Underwriters and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the Debentures may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

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                                 $1,000,000,000

                           Verizon Pennsylvania Inc.

                      5.65% Debentures, Series A, due 2011

                            -----------------------
                             PROSPECTUS SUPPLEMENT
                            -----------------------

                           Credit Suisse First Boston

                              Merrill Lynch & Co.

                             ABN AMRO Incorporated

                                  BNP PARIBAS

                         Banc of America Securities LLC

                         Banc One Capital Markets, Inc.

                                Guzman & Company

                                November 7, 2001

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